Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2020

To Reposition and Rebrand the Renaissance Washington DC to The Westin Washington DC

IRVINE, CA – February 11, 2021 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the hospitality sector, today announced results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter 2020 Operational Results (as compared to Fourth Quarter 2019):

●	Resumption of Hotel Operations: 15 of the Company’s 17 hotels were in operation as of December 31, 2020 (see details below), and 13 of the Company’s 17 hotels were in operation for the entirety of the fourth quarter 2020.
●	Net (Loss) Income: Net loss was $39.4 million as compared to net income of $45.4 million in the fourth quarter of 2019.
●	17 Hotel Portfolio RevPAR: 17 Hotel Portfolio RevPAR decreased 86.9% to $25.36.
●	Adjusted EBITDAre: Adjusted EBITDAre, excluding noncontrolling interest decreased 125.3% to $(19.1) million.
●	Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share decreased 161.5% to $(0.16).

Full Year 2020 Operational Results (as compared to Full Year 2019):

●	Net (Loss) Income: Net loss was $410.5 million as compared to net income of $142.8 million in 2019.
●	17 Hotel Portfolio RevPAR: 17 Hotel Portfolio RevPAR decreased 77.2% to $46.02.
●	Adjusted EBITDAre: Adjusted EBITDAre, excluding noncontrolling interest decreased 127.5% to $(88.1) million.
●	Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share decreased 165.2% to $(0.73).

Information regarding the non-GAAP financial measures disclosed in this release is provided below in “Non-GAAP Financial Measures.” Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included later in this release.

John Arabia, President and Chief Executive Officer, stated, “Despite 2020 being the most difficult year the lodging industry has ever faced, we were able to navigate the challenges, reduce our debt levels, improve the quality of our portfolio and opportunistically invest capital to better position Sunstone as our industry recovers. Our low levered balance sheet has protected the Company during this downturn, and will provide us with capacity to expand the portfolio as we enter the next growth cycle.”

Mr. Arabia continued, “We expect 2021 to be a transition year with industry demand in the first quarter resembling the fourth quarter of 2020. That said, as the vaccine rollout has gained steam and stay-at-home restrictions have eased across the country, our portfolio has recently witnessed a measurable and encouraging increase in near-term reservations and group booking activity. More specifically, our portfolio has seen a sizable acceleration in near-term leisure reservations, the early recovery of commercial transient reservations and confirmation from many of our groups already on the books that they intend to hold their scheduled events in the third and fourth quarters. Should these positive trends continue, we would expect sequential quarter-over-quarter growth as the year progresses, and a return to hotel profitability by the second half of 2021.”

Unaudited Selected Statistical and Financial Data ($ in millions, except RevPAR, ADR and per share amounts)

	Quarter Ended December 31,				Year Ended December 31,
	2020	2019	Change		2020	2019	Change

Net (Loss) Income	$(39.4)	$45.4	(186.7)%		$(410.5)	$142.8	(387.5)%
(Loss) Income Attributable to Common Stockholders per Diluted Share	$(0.19)	$0.18	(205.6)%		$(1.93)	$0.54	(457.4)%

17 Hotel Portfolio RevPAR (1)	$25.36	$193.52	(86.9)%		$46.02	$201.79	(77.2)%

17 Hotel Portfolio Occupancy (1)	16.0%	82.4%	(6,640)	bps	22.5%	83.9%	(6,140)	bps
17 Hotel Portfolio ADR (1)	$158.52	$234.86	(32.5)%		$204.52	$240.51	(15.0)%

17 Hotel Portfolio Adjusted EBITDAre Margin (1) (2)	(54.6)%	30.1%	(8,470)	bps	(27.3)%	31.7%	(5,900)	bps

Adjusted EBITDAre, excluding noncontrolling interest	$(19.1)	$75.5	(125.3)%		$(88.1)	$320.2	(127.5)%
Adjusted FFO Attributable to Common Stockholders	$(34.9)	$59.0	(159.2)%		$(156.6)	$254.0	(161.7)%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$(0.16)	$0.26	(161.5)%		$(0.73)	$1.12	(165.2)%

(1)	The 17 Hotel Portfolio (the “17 Hotels”) includes all hotels owned by the Company as of December 31, 2020.
(2)	The 17 Hotel Portfolio Adjusted EBITDAre Margins exclude prior year property tax adjustments, net.

Recent Developments

COVID-19: Due to the government mandated restrictions on travel and public gatherings since the outbreak of COVID-19, the Company temporarily suspended operations at 14 of the 17 Hotels during the first half of 2020. In response to this challenging environment, the Company, working with its operators, has developed and implemented protocols to safely and responsibly resume operations at its hotels, including frequent and enhanced cleaning and sanitation, contactless check in and increased physical distancing throughout the hotels. As of the date of this release, the Company has resumed operations at all but two of its previously suspended hotels (see table below).

The Company experienced slow but steady improvements in hotel demand during October and November 2020; however, these improving demand trends moderated in December 2020 when several states reimplemented travel restrictions and stay-at-home orders. Of the group business that has cancelled to date, approximately 25% has rebooked into future periods. The Company believes that a significant portion of the group business booked through the first half of 2021 has cancelled or will eventually cancel. The Company recorded total group and transient cancellation and attrition revenue of $1.7 million and $7.7 million in the fourth quarter and full year 2020, respectively. The extent of the effects of the pandemic on the Company’s business and the hotel industry at large, however, will ultimately depend on future developments, including, but not limited to, the duration and severity of the pandemic, how quickly and successfully effective vaccines and therapies are distributed and administered, as well as the length of time it takes for demand and pricing to return and normal economic and operating conditions to resume.

During the fourth quarter and year ended December 31, 2020, the Company incurred $0.2 million and $29.1 million, respectively, of additional expenses as a result of the COVID-19 pandemic related to wages and benefits for furloughed or laid off hotel employees, net of $5.1 million and $5.2 million, respectively, in employee retention tax credits and various industry grants received by the hotels. These additional COVID-19-related expenses included severance of $3.1 million and $11.0 million incurred in the fourth quarter and year ended December 31, 2020, respectively. Due to the temporary suspension of operations at certain hotels in the portfolio and the incurrence of various extraordinary and non-recurring items, comparisons between the financial results for the fourth quarter and year ended December 31, 2020 to the same periods in 2019 are not meaningful.

Capital Investments: The Company invested $7.4 million and $51.4 million into its portfolio during the fourth quarter and year ended December 31, 2020, respectively. In 2021, the Company expects to invest approximately $70 million to $80 million of capital, including approximately $30 million to reposition and rebrand the Renaissance Washington DC to The Westin Washington DC. The total cost of repositioning is expected to be approximately $70 million and will be incurred in 2021 and 2022. Upon substantial completion of the repositioning, the hotel will be rebranded The Westin Washington DC. Additional capital projects in 2021 include approximately $9 million at the Hilton San Diego Bayfront to convert a previously leased restaurant space to meeting space and re-concept the ground floor hotel restaurant, approximately $3 million to add an adult pool at the Wailea Beach Resort and approximately $2 million to convert a vacant retail space to meeting space at the Boston Park Plaza.

Hotel Rebranding: On February 3, 2021, the Company entered into an agreement with affiliates of Marriott International to rebrand the Renaissance Washington DC to The Westin Washington DC, upon substantial completion of a renovation of the hotel.

Mr. Arabia continued, “Building on our previous success repositioning hotels in our portfolio to maximize value, we are very excited about the pending conversion of the Renaissance Washington DC to The Westin Washington DC. Over the past several years, the hotel’s immediate surroundings have improved significantly with the addition of the neighboring City Center, Anthem Row, Apple’s flagship store in the beautifully renovated Carnegie Library and countless high-end restaurants and amenities. Our incremental repositioning investment of roughly $30 million above a cyclical renovation is expected to deliver attractive returns, and position the hotel as a flagship convention hotel in Washington DC.”

Debt: In December 2020, the Company completed second amendments to the agreements governing its unsecured debt, consisting of its revolving credit facility, term loans and senior notes, extending financial covenant relief from June 30, 2021 to March 31, 2022, with quarterly testing resuming for the period ending March 31, 2022. Additionally, the amendments extend the modification of the required quarterly-tested financial covenants to ease compliance for four quarters following the end of the covenant relief period. At December 31, 2020, the Company had no amount outstanding on the revolving portion of its amended credit facility, with $500.0 million of capacity available for additional borrowing under the agreement.

As part of the second amendments to the agreements governing the Company’s unsecured debt, the Company was granted the ability to apply the net proceeds received from the completed sale of the Renaissance Los Angeles Airport to repay the $107.9 million mortgage loan secured by the Renaissance Washington DC. The loan was scheduled to mature on May 1, 2021, and was repaid without penalty on December 29, 2020.

Additionally, in December 2020, the Company executed an assignment-in-lieu agreement with the holder of the $77.2 million mortgage secured by the Hilton Times Square. As stipulated in the agreement, the Company satisfied all outstanding debt obligations, including regular and default interest or late charges that were assessed, in exchange for a $20.0 million payment, the credit of $3.2 million of restricted cash held by the mortgage holder, the assignment of the Company’s leasehold interest in the Hilton Times Square and the retention of $11.6 million in certain potential employee-related obligations, which is currently held in escrow until those obligations are resolved. In conjunction with this agreement, the Company wrote-off approximately $22.2 million of various accrued expenses related to the hotel’s operating lease and sublease, including, but not limited to, accrued property taxes, recapture of deferred taxes due from a prior deferral period, accrued ground rent and accrued easement payments. The Company removed the net assets and liabilities related to the hotel from its December 31, 2020 balance sheet, and recorded a $6.4 million gain on extinguishment of debt as a result of this transaction.

Finally, in December 2020, the Company exercised its first one-year option to extend the maturity date of the mortgage loan secured by the Hilton San Diego Bayfront from December 2020 to December 2021. The Company expects to exercise its two remaining one-year options to further extend the loan’s maturity to December 2023.

After the repayment of the mortgage loan secured by the Renaissance Washington DC and the resolution of the mortgage loan secured by the Hilton Times Square, only three of the 17 Hotels are secured by mortgage loans. Assuming the Company is successful in extending the maturity of the mortgage secured by the Hilton San Diego Bayfront from December 2021 to December 2023, the Company’s first debt maturity will be for the $85.0 million unsecured term loan due in September 2022.

Stock Repurchase and At the Market Stock Offering Programs: On February 10, 2021, the Company's Board of Directors reauthorized the existing stock repurchase program, allowing the Company to acquire up to $500.0 million of the Company's common and preferred stock. The authorization has no stated expiration date. Future repurchases will depend on various factors, including the Company's capital needs, restrictions under its various financing agreements, as well as the price of the Company's common and preferred stock.

Additionally, the Company’s Board of Directors reviewed and maintained the existing “At the Market” stock offering program, allowing the Company to issue common stock up to an aggregate offering amount of $300.0 million. The existing authorization has no stated expiration date.

Balance Sheet/Liquidity Update

As of December 31, 2020, the Company had $416.1 million of cash and cash equivalents, including restricted cash of $47.7 million, total assets of $3.0 billion, including $2.5 billion of net investments in hotel properties, total consolidated debt of $747.9 million and stockholders’ equity of $2.0 billion.

Operations Update

As of December 31, 2020 and through the date of this release, the status of the Company’s 17 Hotels is as follows:

Hotel	Number of Rooms	% of Total Rooms	Suspension Date	Resumption Date
Boston Park Plaza (1)	1,060	11.8%	N/A	N/A
Embassy Suites La Jolla (1)	340	3.8%	N/A	N/A
Renaissance Long Beach (1)	374	4.1%	N/A	N/A
Oceans Edge Resort & Marina	175	1.9%	March 22, 2020	June 4, 2020
Embassy Suites Chicago	368	4.1%	April 1, 2020	July 1, 2020
Marriott Boston Long Wharf	415	4.6%	March 12, 2020	July 7, 2020
Hilton New Orleans St. Charles	252	2.8%	March 28, 2020	July 13, 2020
Hyatt Centric Chicago Magnificent Mile	419	4.6%	April 6, 2020	July 13, 2020
JW Marriott New Orleans	501	5.6%	March 28, 2020	July 14, 2020
Hilton San Diego Bayfront	1,190	13.2%	March 23, 2020	August 11, 2020
Renaissance Washington DC	807	8.9%	March 26, 2020	August 24, 2020
Hyatt Regency San Francisco	821	9.1%	March 22, 2020	October 1, 2020
Renaissance Orlando at SeaWorld®	781	8.7%	March 20, 2020	October 1, 2020
The Bidwell Marriott Portland	258	2.9%	March 27, 2020	October 5, 2020
Wailea Beach Resort	547	6.1%	March 25, 2020	November 1, 2020
Total of Fifteen Open Hotels	8,308	92.1%

Hilton Garden Inn Chicago Downtown/Magnificent Mile	361	4.0%	March 27, 2020
Renaissance Westchester	348	3.9%	April 4, 2020
Total of Two Hotels with Suspended Operations	709	7.9%

(1)	The Boston Park Plaza, Embassy Suites La Jolla and Renaissance Long Beach remained in operation throughout 2020.

Operating statistics for the hotels that were open all or part of the fourth quarter of 2020 are as follows:

	October	November	December	Fourth Quarter
	2020	2020	2020	2020
13 Hotels Open the Entire Fourth Quarter of 2020
Number of Hotels (1)	13	13	13	13
Number of Rooms	7,503	7,503	7,503	7,503
RevPAR	$28.98	$27.48	$19.30	$25.28
Occupancy	19.5%	21.4%	13.4%	18.1%
Average Daily Rate	$148.63	$128.40	$144.00	$139.66

1 Hotel That Resumed Operations in October 2020 (The Bidwell Marriott Portland)
Number of Hotels (1)	1	1	1	1
Number of Rooms	258	258	258	258
RevPAR	$3.79	$3.63	$6.24	$4.55
Occupancy	2.7%	2.7%	5.1%	3.5%
Average Daily Rate	$140.31	$134.27	$122.40	$129.96

1 Hotel That Resumed Operations in November 2020 (Wailea Beach Resort)
Number of Hotels	—	1	1	1
Number of Rooms	—	547	547	547
RevPAR	$—	$92.27	$117.22	$69.53
Occupancy	—%	19.1%	23.4%	14.1%
Average Daily Rate	$—	$483.10	$500.96	$493.09

15 Hotels Open All or Part of the Fourth Quarter of 2020
Number of Hotels	14	15	15	15
Number of Rooms	7,761	8,308	8,308	8,308
RevPAR	$28.23	$31.05	$25.35	$27.58
Occupancy	19.0%	20.7%	13.8%	17.4%
Average Daily Rate	$148.59	$149.99	$183.71	$158.53

(1)	Hyatt Regency San Francisco and Renaissance Orlando at SeaWorld® resumed operations on October 1, 2020. Since the hotels were operating for the full fourth quarter of 2020, they are included with the 13 Hotels Open the Entire Fourth Quarter of 2020 rather than included as a Hotel that Resumed Operations in October 2020.

Preliminary January 2021 results for the 15 hotels open during the entire month include the following ($ in millions, except RevPAR and ADR):

	January
	2021 (1)	2020	Change
15 Open Hotels Room Revenue	$7.0	$43.8	(84.1)%

15 Open Hotels RevPAR	$27.03	$170.39	(84.1)%
15 Open Hotels Occupancy	14.4%	73.4%	(5,900)	bps
15 Open Hotels ADR	$187.72	$232.14	(19.1)%

(1)	January 2021 results are preliminary and may be adjusted during the Company’s month-end close process.

Due to continued uncertainty regarding the duration and extent of the COVID-19 pandemic, the Company cannot provide further assurances regarding the pandemic’s effect on the Company’s results, and the Company does not intend to provide further updates unless deemed appropriate.

Dividend Update

On February 10, 2021, the Company’s Board of Directors declared cash dividends of $0.434375 per share payable to its Series E cumulative redeemable preferred stockholders and $0.403125 per share payable to its Series F cumulative redeemable preferred stockholders. The dividends will be paid on April 15, 2021 to stockholders of record as of March 31, 2021.

The Company has suspended its quarterly common stock cash dividends. The resumption in quarterly common dividends will be determined by the Company’s Board of Directors after considering the Company’s obligations under its various financing agreements, projected taxable income, compliance with its debt covenants, long-term operating projections, expected capital requirements and risks affecting the Company’s business.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss fourth quarter and full year 2020 financial results on February 12, 2021, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live webcast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, interested parties may dial 1-323-289-6576 and reference confirmation code 1183215 to listen to the live call. A replay of the webcast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date of this release has interests in 17 hotels comprised of 9,017 rooms. Sunstone’s business is to acquire, own, asset manage and renovate or reposition hotels considered to be Long-Term Relevant Real Estate®, the majority of which are operated under nationally recognized brands, such as Marriott, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the impact on the Company’s business of the COVID-19 pandemic and the response of governments and the Company to the outbreak; increased risks related to employee matters, including increased employment litigation and claims for severance or other benefits tied to termination or furloughs as a result of temporary hotel suspensions or reduced hotel operations due to COVID-19; the impact on our business of potential defaults by us on our debt agreements or leases; general economic and business conditions, including a U.S. recession; trade conflicts and tariffs between the U.S. and its trading partners; changes impacting global travel; regional or global economic slowdowns, which may diminish the desire for leisure travel or the need for business travel; any type of flu or disease-related pandemic that impacts travel or the ability to travel, including COVID-19; the adverse effects of climate change affecting the lodging and travel industry, internationally, nationally and locally; the Company’s need to operate as a REIT and comply with other applicable laws and regulations, including new laws, interpretations or court decisions that may change the federal or state tax laws or the federal or state income tax consequences of the Company’s qualification as a REIT; rising hotel operating costs due to labor costs, workers’ compensation and health-care related costs, utility costs, insurance and unanticipated costs such as acts of nature and their consequences and other factors that may not be offset by increased room rates; relationships with, and the requirements and reputation of, the Company’s franchisors and hotel brands; relationships with, and the requirements, performance and reputation of, the managers of the Company’s hotels; the ground, building or airspace leases for three of the 17 Hotels the Company has interests in as of the date of this release; competition for the acquisition of hotels, and the Company’s ability to complete acquisitions and dispositions; performance of hotels after they are acquired; new hotel supply, or alternative lodging options such as timeshare, vacation rentals or sharing services such as Airbnb, in the Company’s markets, which could harm its occupancy levels and revenue at its hotels; competition from hotels not owned by the Company; the need for renovations, repositionings and other capital expenditures for the Company’s hotels; the impact, including any delays, of renovations and repositionings on hotel operations; changes in the Company’s business strategy or acquisition or disposition plans; the Company’s level of debt, including secured, unsecured, fixed and variable rate debt; financial and other covenants in the Company’s debt and preferred stock; the Company’s hotels may become impaired, or its hotels which have previously become impaired may become further impaired in the future, which may adversely affect its financial condition and results of operations; volatility in the capital markets and the effect on lodging demand or the Company’s ability to obtain capital on favorable terms or at all; potential adverse tax consequences in the event that the Company’s operating leases with its taxable REIT subsidiaries are not held to have been made on an arm’s-length basis; system security risks, data protection breaches, cyber-attacks, including those impacting the Company’s hotel managers or other third parties, and systems integration issues; other events beyond the Company’s control, including natural disasters, terrorist attacks or civil unrest; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information provided herein is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization for real estate, or EBITDAre; Adjusted EBITDAre, excluding noncontrolling interest (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders; Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDAre; and hotel Adjusted EBITDAre margins. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, our calculation of these measures may not be comparable to other companies that do not define such terms exactly the same as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to net income (loss), cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”), as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate.” We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period in comparison to our peers. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance, and that the presentation of Adjusted EBITDAre, excluding noncontrolling interest, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. In addition, we use both EBITDAre and Adjusted EBITDAre, excluding noncontrolling interest as measures in determining the value of hotel acquisitions and dispositions.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to NAREIT’s definition of “FFO applicable to common shares.” Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDAre and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDAre, excluding noncontrolling interest or Adjusted FFO attributable to common stockholders:

●	Amortization of favorable and unfavorable contracts: we exclude the noncash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hyatt Regency San Francisco and the Wailea Beach Resort. We exclude the noncash amortization of favorable and unfavorable contracts because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

●	Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

●	Acquisition costs: under GAAP, costs associated with acquisitions that meet the definition of a business are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company or our hotels.

●	Cumulative effect of a change in accounting principle: from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

●	Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; prior year property tax assessments or credits; the write-off of development costs associated with abandoned projects; property-level restructuring, severance and management transition costs; debt resolution costs; lease terminations; and property insurance proceeds or uninsured losses.

In addition, to derive Adjusted EBITDAre, excluding noncontrolling interest we exclude the noncontrolling partner’s pro rata share of the net (income) loss allocated to the Hilton San Diego Bayfront partnership, as well as the noncontrolling partner’s pro rata share of any EBITDAre and Adjusted EBITDAre components. We also exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels. In addition, we exclude the amortization of our right-of-use assets and liabilities as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. Additionally, we include an adjustment for the cash finance lease expenses recorded on the ground lease at the Courtyard by Marriott Los Angeles (prior to the hotel’s sale in October 2019) and the building lease at the Hyatt Centric Chicago Magnificent Mile. We determined that both of these leases are finance leases, and, therefore, we include a portion of the lease payments each month in interest expense. We adjust EBITDAre for these two finance leases in order to more accurately reflect the actual rent due to both hotels’ lessors in the current period, as well as the operating performance of both hotels. We also exclude the effect of gains and losses on the disposition of undepreciated assets because we believe that including them in Adjusted EBITDAre, excluding noncontrolling interest is not consistent with reflecting the ongoing performance of our assets.

To derive Adjusted FFO attributable to common stockholders, we also exclude the noncash interest on our derivatives and finance lease obligations, as we believe that these items are not reflective of our ongoing finance costs. Additionally, we exclude the noncontrolling partner’s pro rata share of any FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership. We also exclude the real estate amortization of our right-of-use assets and liabilities, which includes the amortization of both our finance and operating lease intangibles (with the exception of our corporate operating lease), as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. In addition, we exclude changes to deferred tax assets, liabilities or valuation allowances, and income tax benefits or provisions associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets other than real estate investments.

In presenting hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDAre results in a more accurate presentation of the hotel Adjusted EBITDAre margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Reconciliations of net (loss) income to EBITDAre, Adjusted EBITDAre, excluding noncontrolling interest, FFO attributable to common stockholders, Adjusted FFO attributable to common stockholders, hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margins are set forth in the following pages of this release.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$368,406	$816,857
Restricted cash	47,733	48,116
Accounts receivable, net	8,566	35,209
Prepaid expenses and other current assets	10,440	13,550
Total current assets	435,145	913,732

Investment in hotel properties, net	2,461,498	2,872,353
Finance lease right-of-use asset, net	46,182	47,652
Operating lease right-of-use assets, net	26,093	60,629
Deferred financing costs, net	4,354	2,718
Other assets, net	12,445	21,890

Total assets	$2,985,717	$3,918,974

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$37,326	$35,614
Accrued payroll and employee benefits	15,392	25,002
Dividends and distributions payable	3,208	135,872
Other current liabilities	32,606	46,955
Current portion of notes payable, net	2,261	82,109
Total current liabilities	90,793	325,552

Notes payable, less current portion, net	742,528	888,954
Finance lease obligation, less current portion	15,569	15,570
Operating lease obligations, less current portion	29,954	49,691
Other liabilities	17,494	18,136
Total liabilities	896,338	1,297,903

Commitments and contingencies

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
6.95% Series E Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at December 31, 2020 and 2019, stated at liquidation preference of $25.00 per share	115,000	115,000
6.45% Series F Cumulative Redeemable Preferred Stock, 3,000,000 shares issued and outstanding at December 31, 2020 and 2019, stated at liquidation preference of $25.00 per share	75,000	75,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 215,593,401 shares issued and outstanding at December 31, 2020 and 224,855,351 shares issued and outstanding at December 31, 2019	2,156	2,249
Additional paid in capital	2,586,108	2,683,913
Retained earnings	913,766	1,318,455
Cumulative dividends and distributions	(1,643,386)	(1,619,779)
Total stockholders' equity	2,048,644	2,574,838
Noncontrolling interest in consolidated joint venture	40,735	46,233
Total equity	2,089,379	2,621,071

Total liabilities and equity	$2,985,717	$3,918,974

Sunstone Hotel Investors, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

	(unaudited)
Revenues
Room	$21,987	$186,557	$169,522	$767,392
Food and beverage	4,588	66,686	54,900	272,869
Other operating	10,785	19,709	43,484	74,906
Total revenues	37,360	272,952	267,906	1,115,167
Operating expenses
Room	11,940	50,283	76,977	202,889
Food and beverage	8,607	46,287	63,140	186,436
Other operating	1,353	4,100	7,636	16,594
Advertising and promotion	3,294	13,371	23,741	54,369
Repairs and maintenance	5,585	10,512	27,084	41,619
Utilities	4,073	6,655	17,311	27,311
Franchise costs	723	8,241	7,060	32,265
Property tax, ground lease and insurance	16,873	20,423	76,848	83,265
Other property-level expenses	2,745	32,553	49,854	130,321
Corporate overhead	5,735	7,275	28,149	30,264
Depreciation and amortization	32,761	37,264	137,051	147,748
Impairment losses	13,478	24,713	146,944	24,713
Total operating expenses	107,167	261,677	661,795	977,794
Interest and other income	85	3,060	2,836	16,557
Interest expense	(10,108)	(10,822)	(53,307)	(54,223)
Gain on sale of assets	34,109	42,935	34,298	42,935
Gain on extinguishment of debt, net	6,356	—	6,146	—
(Loss) income before income taxes	(39,365)	46,448	(403,916)	142,642
Income tax (provision) benefit, net	(15)	(1,034)	(6,590)	151
Net (loss) income	(39,380)	45,414	(410,506)	142,793
Loss (income) from consolidated joint venture attributable to noncontrolling interest	1,381	(998)	5,817	(7,060)
Preferred stock dividends	(3,208)	(3,208)	(12,830)	(12,830)
(Loss) income attributable to common stockholders	$(41,207)	$41,208	$(417,519)	$122,903

Basic and diluted per share amounts:
Basic and diluted (loss) income attributable to common stockholders per common share	$(0.19)	$0.18	$(1.93)	$0.54

Basic and diluted weighted average common shares outstanding	214,257	223,638	215,934	225,681

Distributions declared per common share	$—	$0.59	$0.05	$0.74

Sunstone Hotel Investors, Inc.

Reconciliation of Net (Loss) Income to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net (Loss) Income to EBITDAre and Adjusted EBITDAre, Excluding Noncontrolling Interest

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net (loss) income	$(39,380)	$45,414	$(410,506)	$142,793
Operations held for investment:
Depreciation and amortization	32,761	37,264	137,051	147,748
Interest expense	10,108	10,822	53,307	54,223
Income tax provision (benefit), net	15	1,034	6,590	(151)
Gain on sale of assets	(34,109)	(42,935)	(34,298)	(42,935)
Impairment losses - hotel properties	13,478	24,713	144,642	24,713
EBITDAre	(17,127)	76,312	(103,214)	326,391

Operations held for investment:
Amortization of deferred stock compensation	2,067	2,145	9,576	9,313
Amortization of right-of-use assets and liabilities	(337)	(259)	(1,260)	(782)
Finance lease obligation interest - cash ground rent	(351)	(407)	(1,404)	(2,175)
Gain on extinguishment of debt, net	(6,356)	—	(6,146)	—
Property-level severance	3,081	—	11,038	—
Prior year property tax adjustments, net	(490)	(121)	(276)	168
Prior owner contingency funding	—	—	—	(900)
Impairment loss - abandoned development costs	—	—	2,302	—
Noncontrolling interest:
Loss (income) from consolidated joint venture attributable to noncontrolling interest	1,381	(998)	5,817	(7,060)
Depreciation and amortization	(810)	(803)	(3,228)	(2,875)
Interest expense	(224)	(476)	(1,194)	(2,126)
Amortization of right-of-use asset and liability	73	73	290	290
Impairment loss - abandoned development costs	—	—	(449)	—
Adjustments to EBITDAre, net	(1,966)	(846)	15,066	(6,147)

Adjusted EBITDAre, excluding noncontrolling interest	$(19,093)	$75,466	$(88,148)	$320,244

Sunstone Hotel Investors, Inc.

Reconciliation of Net (Loss) Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net (Loss) Income to FFO Attributable to Common Stockholders and

Adjusted FFO Attributable to Common Stockholders

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net (loss) income	$(39,380)	$45,414	$(410,506)	$142,793
Preferred stock dividends	(3,208)	(3,208)	(12,830)	(12,830)
Operations held for investment:
Real estate depreciation and amortization	32,133	36,639	134,555	145,260
Gain on sale of assets	(34,109)	(42,935)	(34,298)	(42,935)
Impairment losses - hotel properties	13,478	24,713	144,642	24,713
Noncontrolling interest:
Loss (income) from consolidated joint venture attributable to noncontrolling interest	1,381	(998)	5,817	(7,060)
Real estate depreciation and amortization	(810)	(803)	(3,228)	(2,875)
FFO attributable to common stockholders	(30,515)	58,822	(175,848)	247,066

Operations held for investment:
Real estate amortization of right-of-use assets and liabilities	78	147	376	590
Noncash interest on derivatives and finance lease obligations, net	(794)	(857)	4,740	6,051
Gain on extinguishment of debt, net	(6,356)	—	(6,146)	—
Property-level severance	3,081	—	11,038	—
Prior year property tax adjustments, net	(490)	(121)	(276)	168
Prior owner contingency funding	—	—	—	(900)
Impairment loss - abandoned development costs	—	—	2,302	—
Noncash income tax provision, net	—	934	7,415	688
Noncontrolling interest:
Real estate amortization of right-of-use asset and liability	73	73	290	290
Noncash interest on derivatives, net	—	—	(27)	—
Impairment loss - abandoned development costs	—	—	(449)	—
Adjustments to FFO attributable to common stockholders, net	(4,408)	176	19,263	6,887

Adjusted FFO attributable to common stockholders	$(34,923)	$58,998	$(156,585)	$253,953

FFO attributable to common stockholders per diluted share	$(0.14)	$0.26	$(0.81)	$1.09

Adjusted FFO attributable to common stockholders per diluted share	$(0.16)	$0.26	$(0.73)	$1.12

Basic weighted average shares outstanding	214,257	223,638	215,934	225,681
Shares associated with unvested restricted stock awards	185	448	—	276
Diluted weighted average shares outstanding	214,442	224,086	215,934	225,957

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

Hotel Adjusted EBITDAre and Margins

(Unaudited and in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

17 Hotel Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net (1)	(54.6)%	30.1%	(27.3)%	31.7%

Total revenues	$37,360	$272,952	$267,906	$1,115,167
Non-hotel revenues (2)	(23)	(22)	(91)	(92)
Reimbursements to offset net losses (3)	(3,760)	—	(10,725)	—
Total Actual Hotel Revenues	33,577	272,930	257,090	1,115,075
Sold/Disposed hotel revenues (4)	(1,249)	(34,624)	(24,096)	(135,688)
Total 17 Hotel Portfolio Revenues	$32,328	$238,306	$232,994	$979,387

Net (loss) income	$(39,380)	$45,414	$(410,506)	$142,793
Non-hotel revenues (2)	(23)	(22)	(91)	(92)
Reimbursements to offset net losses (3)	(3,760)	—	(10,725)	—
Non-hotel operating expenses, net (5)	(614)	(591)	(2,347)	(2,906)
Property-level severance (6)	3,081	—	11,038	—
Hotel union labor dispute (7)	(1,347)	—	—	—
Property-level credit card merchant class action settlement and legal fees (8)	(935)	—	(995)	—
Prior year property tax adjustments, net (9)	(490)	(121)	(276)	168
Taxes assessed on commercial rents (10)	—	370	10	1,383
Corporate overhead	5,735	7,275	28,149	30,264
Depreciation and amortization	32,761	37,264	137,051	147,748
Impairment losses	13,478	24,713	146,944	24,713
Interest and other income	(85)	(3,060)	(2,836)	(16,557)
Interest expense	10,108	10,822	53,307	54,223
Gain on sale of assets	(34,109)	(42,935)	(34,298)	(42,935)
Gain on extinguishment of debt, net	(6,356)	—	(6,146)	—
Income tax provision (benefit), net	15	1,034	6,590	(151)
Actual Hotel Adjusted EBITDAre	(21,921)	80,163	(85,131)	338,651
Sold/Disposed hotel Adjusted EBITDAre (4)	4,272	(8,498)	21,550	(28,350)
17 Hotel Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net	$(17,649)	$71,665	$(63,581)	$310,301

*Footnotes on following page

(1)	17 Hotel Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net is calculated as 17 Hotel Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net divided by Total 17 Hotel Portfolio Revenues.
(2)	Non-hotel revenues include the amortization of favorable and unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hyatt Regency San Francisco and the Wailea Beach Resort.
(3)	Reimbursements to offset net losses include $3.8 million and $10.7 million for the fourth quarter and year ended December 31, 2020, respectively, at the Hyatt Regency San Francisco as stipulated by the hotel’s operating lease agreement.
(4)	Sold/Disposed hotel includes hotel revenues and Adjusted EBITDAre generated during the Company's ownership period for the Renaissance Harborplace, the Renaissance Los Angeles Airport and the Courtyard by Marriott Los Angeles, sold in July 2020, December 2020 and October 2019, respectively, along with the Hilton Times Square, which was assigned to the hotel’s mortgage holder in December 2020.
(5)	Non-hotel operating expenses, net include the following: the amortization of hotel real estate-related right-of-use assets; the amortization of a favorable management agreement; and finance lease obligation interest - cash ground rent.
(6)	Property-level severance includes a total of $3.1 million and $11.0 million in COVID-19-related severance recorded at a majority of the Company’s hotels during the fourth quarter and year ended December 31, 2020, respectively.
(7)	Hotel union labor dispute includes the reclass of a $1.3 million labor dispute expense at the Hilton Times Square recorded in the second quarter of 2020 to gain on extinguishment of debt, net in conjunction with the hotel’s assignment to its mortgage holder in December 2020.
(8)	Property-level credit card merchant class action settlement and legal fees include total settlements of $1.0 million received by a majority of the Company’s hotels in the fourth quarter of 2020, partially offset by $0.1 million in legal fees at the Renaissance Westchester. For the year ended December 31, 2020, property-level credit card merchant class action settlement and legal fees include total settlements of $1.6 million received by a majority of the Company’s hotels, partially offset by $0.6 million in legal fees at the Renaissance Westchester.
(9)	Prior year property tax adjustments, net for the fourth quarter of 2020 include total credits of $0.5 million received by the Renaissance Long Beach and the Renaissance Los Angeles Airport. Prior year property tax adjustments, net for the year ended December 31, 2020 also include total net assessments of $0.2 million received by the Embassy Suites Chicago, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hyatt Centric Chicago Magnificent Mile, the Renaissance Harborplace and the Renaissance Long Beach. Prior year property tax adjustments, net for the fourth quarter of 2019 include total credits of $0.1 million received by the Embassy Suites Chicago, the Hilton Garden Inn Chicago Downtown/Magnificent Mile and the Hyatt Centric Chicago Magnificent Mile. Prior year property tax adjustments, net for the year ended December 31, 2019 also include total net assessments of $0.3 million received by the Embassy Suites Chicago, the Embassy Suites La Jolla, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hyatt Centric Chicago Magnificent Mile, the Oceans Edge Resort & Marina and the Renaissance Los Angeles Airport.
(10)	Taxes assessed on commercial rents for the fourth quarters of 2020 and 2019 include zero and $0.4 million, respectively, at the Hyatt Regency San Francisco. For the years ended December 31, 2020 and 2019, taxes assessed on commercial rents include $10,000 and $1.4 million, respectively, at the Hyatt Regency San Francisco.